EXHIBIT 21.1
LIST OF SIGNIFICANT SUBSIDIARIES OF AIR LEASE CORPORATION

Name of Company/Jurisdiction of Incorporation or Formation	Percentage of Voting Securities Owned by the Registrant or a Subsidiary of the Registrant
Ireland
ALC Blarney Aircraft Limited	100